EXHIBIT 99.1

NEWS RELEASE
For Immediate Release on November 6, 2009	Contact: Patrick J. Lawlor
(925) 328-4656	Vice President Finance/Chief Financial Officer

Giga-tronics and Team Achieves Milestones in F-15E Radar Modernization Program

SAN RAMON , Calif. — November 6, 2009 — Giga-tronics Incorporated (Nasdaq: GIGA) announced today that its Microsource subsidiary is part of the Boeing F-15E Radar Modernization Program (RMP) that recently received the designation of AN/APG-82(v)1 from the U.S. Air Force.

The addition of the Raytheon-built APG-82 radar will incorporate Active Electronically Scanned Array Radar (AESA) technology into the F-15E strike fighter, increasing radar reliability by almost 20 times as it also improves maintainability, sustainability and performance, and reduces support costs.  The AESA radar, coupled with a new wideband radar radome, will also improve detection capability and tracking of enemy targets.

"The F-15E RMP is one of the most significant modifications to the F-15E since its inception," said Mark Bass, Boeing’s F-15 Program vice president. "The RMP will ensure the F-15E remains supportable and combat-ready well into the future."

Other RMP modifications include the addition of Raytheon's new Identification Friend or Foe (IFF) Electronically Scanned Array antenna, which was developed for the F-15C APG-63(v)3 radar system, as well as new Radio Frequency Tunable Filters (RFTF) and an improved Environmental Cooling System (ECS).  The RFTF will enable the radar and the aircraft's Electronic Warfare System to function at the same time, minimizing degradation to either system.  Microsource Inc., Giga-tronics’ component subsidiary in Santa Rosa, California, developed the modified RFTF specifically for the RMP program.

John Regazzi, President and CEO of Giga-tronics said: "Engineers from our instrument and component groups teamed together to produce a working RFTF for Boeing in less than 9 months by leveraging Microsource’s F/A-18 RFTF technical know-how.  This was a great utilization of the Company’s talent and we are very proud to be chosen by Boeing in support of this program.”

The APG-82 is currently in the System Development and Demonstration phase.  Flight tests will begin in January 2010, and Boeing expects to achieve initial operational capability during fiscal year 2014.

Founded in 1980, Giga-tronics Incorporated is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics is a leading engineering and design manufacturer of best-in-class RF and microwave signal generators, power amplifiers, power meters, and USB power sensors and broadband switching matrices.  Research and Development production and calibration managers, scientists, engineers and technicians around the world use Giga-tronics test equipment and realize higher productivity and greater ease of use in many applications:  ATE systems, aerospace and defense telecommunications and general component test.  Please visit our website at www.gigatronics.com.

This press release contains forward-looking statements concerning orders and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 28, 2009 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.